Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
January 28, 2015	Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports Fourth Quarter Net Income of $3.3 Million

Net Income of $9.4 Million for the Year Ended December 31, 2014

Greenville, S.C. – ☐Palmetto Bancshares, Inc. (NASDAQ: PLMT) (the “Company”) reported fourth quarter 2014 net income of $3.3 million ($0.26 per diluted common share) compared to $2.0 million ($0.15 per diluted common share) for the third quarter 2014. For the year ended December 31, 2014, the Company reported net income of $9.4 million ($0.73 per diluted common share) compared to net income of $27.7 million ($2.17 per diluted common share) for the year ended December 31, 2013. Results for 2013 include a non-cash income tax benefit resulting from the reversal of substantially all of the valuation allowance on the Company’s net deferred tax asset. Income before provision (benefit) for income taxes was $14.8 million for the year ended December 31, 2014 compared to $9.3 million for the year ended December 31, 2013. The Company also declared a quarterly cash dividend of $0.08 per common share payable on February 16, 2015 to shareholders of record on February 2, 2015.

“Our financial results for the fourth quarter reflect a strong finish as we ended the year with two consecutive quarters of loan growth,” said Samuel L. Erwin, Chairman and Chief Executive Officer. “We are pleased with the increase in our loan production during the second half of the year and the strength of our loan pipeline as we begin 2015. Our objective was to start 2015 with a higher level of earning assets to ensure we earn a full year of higher income in 2015.”

Highlights for the fourth quarter 2014 are summarized as follows:

●

Net income was $3.3 million, an increase of $1.3 million from the third quarter. The increase was driven primarily by the increase in the negative provision for loan losses from $500 thousand in the third quarter to $1.8 million in the fourth quarter, and a decline of $1.0 million in noninterest expense quarter over quarter.

●

Net interest income declined $85 thousand from the third quarter. Net interest margin declined 7 basis points from the third quarter to 3.70% as increases in average loans of $18.9 million and higher loan fees were more than offset by lower investment securities yields and the reversal of accrued interest on nonaccrual loans. Excluding the reversal of accrued interest, the net interest margin would have declined 1 basis point to 3.76%.

●

The provision for loan losses was negative $1.8 million compared to negative $500 thousand in the third quarter. The negative provision in both quarters reflects continued improvement in the risk profile of the loan portfolio and low charge-offs. The allowance for loan losses coverage ratio declined to 1.60%, also reflecting continued positive trends in credit quality.

●	Noninterest income decreased $134 thousand primarily due to a decline in nonsufficient funds (NSF) fees and lower Trust and Brokerage income.
●

Non-credit related expenses decreased $456 thousand from the third quarter primarily due to lower incentive plan accruals, reduced headcount and lower FDIC deposit insurance assessments. In addition, the third quarter included nonrecurring writedowns of $253 thousand on vacant bank properties being marketed for sale.

●

Credit-related expenses, which are defined as foreclosed real estate writedowns and expenses and loan workout expenses, declined $540 thousand from the third quarter. Results for the fourth quarter included gains of $290 thousand on the individual sale of five lots in a single real estate development, while the third quarter included writedowns of $337 thousand on the bulk sale of all of the Company’s 16 lots in one particular community in this development.

●

Total period-end loans held for investment increased $28.1 million (3.6%) from the third quarter and are up $37.5 million (4.9%) since December 31, 2013. The increase during the quarter reflects an increase in commercial and consumer organic loan originations, a continuation of our strategy to retain a larger portion of mortgage and Small Business Administration (SBA) loan production in the held for investment loan portfolio, a $5.0 million purchased commercial loan participation, and the purchase of $22.1 million of indirect auto loans to supplement organic loan originations.

●	Nonperforming assets decreased $2.8 million from the third quarter reflecting ongoing payments and dispositions of problem loans and foreclosed assets.

The discussion of the Company’s results of operations and financial condition below is supplemented by the accompanying financial tables.

Net Interest Income

Net interest income declined $85 thousand and the net interest margin decreased 7 basis points to 3.70% in the fourth quarter 2014. The declines are primarily due to lower yields on investment securities and the reversal of accrued interest on nonaccrual loans. During the fourth quarter 2014, net interest income and net interest margin benefited from an increase in average loans of $18.9 million and higher loan fees. Absent the reversal of accrued interest, net interest income would have increased $62 thousand while the net interest margin would have only declined 1 basis point.

●

The overall yield on the loan portfolio continued to decline as higher-yielding loans matured and were replaced with new loan originations and purchases at lower rates in the current low interest rate and competitive banking environment.

●

The overall cost of funds was unchanged and remained at 0.05% during the fourth quarter 2014, reflecting the Company’s strong core deposit franchise. Core deposits, defined as total deposits less time deposits over $100 thousand, represent 93% of total deposits at December 31, 2014.

●

The Federal Reserve continues to maintain short term interest rates near historically low levels. The sustained level of low interest rates, in addition to increasing competition for credit-worthy borrowers in the Company’s markets, has an overall negative impact on earning asset yields and makes improvement in our net interest income and margin challenging.

Noninterest Income

Noninterest income decreased $134 thousand from the third quarter, primarily due to the following:

●	NSF income declined $86 thousand as a result of a seasonal decline in transaction volumes.
●	Fees for trust and investment management and brokerage services declined $39 thousand due to a change in the mix and lower amount of assets under management.
●

The Company implemented revenue enhancement initiatives, including the introduction of new and enhanced products, in the third quarter 2014 which continued to positively impact noninterest income during the fourth quarter 2014 primarily through higher service charges on deposits accounts and debit card and automatic teller machine income. These initiatives are expected to result in additional incremental revenues in 2015.

Noninterest Expense

Total noninterest expense decreased $1.0 million during the fourth quarter 2014, primarily due to the following:

●	Salaries and personnel expense declined $409 thousand due to lower incentive plan accruals and headcount during the quarter.
●	FDIC deposit insurance assessments declined $272 thousand as a result of improvement in the risk tier of the Company’s banking subsidiary.
●

Foreclosed real estate writedowns and expenses and loan workout expenses declined $540 thousand from the third quarter 2014. Results for the fourth quarter 2014 included gains of $290 thousand on the individual sale of five lots in a single real estate development while the third quarter 2014 included writedowns of $337 thousand on the bulk sale of all of the Company’s 16 lots in one particular community in this development.

●

During the third quarter 2014, the Company recorded a non-recurring writedown of $253 thousand to reflect a reduction in the estimated fair values of vacant land and a branch facility that are being marketed for sale.

●

During the fourth quarter 2014, the Company continued its focus on strategic efficiency to address net interest margin challenges, revenue pressures on fee income and increased regulatory compliance costs. Fourth quarter results included the benefits of various process improvement projects implemented during 2014 such as transition to part-time staffing in the branches, direct recruiting in lieu of paying staffing agencies, consolidation of telephone providers and renegotiation of equipment maintenance contracts. The process improvement projects are expected to result in additional incremental reductions in noninterest expenses in 2015.

Credit Quality

Nonperforming assets decreased $2.8 million from the third quarter 2014 to $18.4 million at December 31, 2014 as a result of continued problem asset resolutions.

●

Net charge-offs were $646 thousand (0.33% of average loans, annualized) during the fourth quarter 2014 compared to net recoveries of $270 thousand during the third quarter 2014. Net recoveries in the third quarter 2014 included an $833 thousand recovery on one borrower relationship previously charged-off. Excluding the impact of this recovery, net charge-offs in the third quarter 2014 were $563 thousand (0.30% of average loans, annualized).

●	Past due loans were 0.51% of loans outstanding at December 31, 2014 compared to 0.47% of loans outstanding at September 30, 2014 and have remained below 1.00% for eight consecutive quarters.
●

The allowance for loan losses was reduced in both the third and fourth quarters 2014 given the continued overall improvement in credit quality and reduced risk profile of the loan portfolio. The allowance for loan losses coverage ratio was 1.60% at December 31, 2014 compared to 1.98% at September 30, 2014. Absent unexpected negative trends in credit quality, the Company expects its allowance for loan losses coverage ratio to be further reduced in 2015.

Balance Sheet and Capital

Total assets increased $21.6 million from September 30, 2014 to $1.1 billion at December 31, 2014 primarily due to organic and purchased loan growth.

●

During the fourth quarter 2014, gross loans increased $28.1 million reflecting organic growth in commercial and consumer loans, a strategic decision to retain a larger portion of mortgage and SBA loan production in the loan portfolio, a $5.0 million purchased commercial loan participation, and the purchase of $22.1 million of indirect auto loans from another financial institution. The retention of mortgage and SBA loan production and the loan purchases were a continuation of the Company’s strategy begun in third quarter 2014 to supplement organic loan growth to start 2015 with a higher level of earning assets. In January 2015, the Company also purchased a $12.3 million portfolio of residential mortgage loans. To the extent organic loan growth slows or unscheduled payoffs exceed organic loan growth, the Company may consider additional loan pool purchases in the future.

●

Loan origination volume increased during the fourth quarter 2014, including construction and development loans for which funding is expected in 2015. While the overall economic environment remains challenging and the level of competition for lending relationships is high, the Company finished 2014 with a strong loan pipeline and anticipates continued loan growth in the first quarter 2015.

●

Investment securities available for sale decreased $3.1 million during the fourth quarter 2014 to $211.5 million as principal paydowns and maturities were redeployed into higher-yielding loans. At December 31, 2014, an after-tax net unrealized loss on the investment securities portfolio of $820 thousand was recorded in accumulated other comprehensive loss, compared to $1.5 million at September 30, 2014. At December 31, 2014, the estimated percentage decrease in fair value resulting from an instantaneous 100 basis point increase in interest rates was 3.95%.

●

Non-maturity deposits decreased $3.5 million while time deposits decreased $4.5 million. The reduction in non-maturity deposits is primarily related to an elevated level of funds in a client account on September 30, 2014 that were temporarily held at the Company pending investment during the fourth quarter 2014. Core deposits as a percentage of total deposits remained at 93% and continue to support the Company’s low-cost deposit franchise.

●

The Company remains focused on executing specific strategies to grow core deposits through increasing balances in existing accounts as well as through growth in the number of new households. These strategies include proactively retaining clients, attracting new clients including in markets with local bank disruption, utilizing teammates with specialized deposit product knowledge, providing rewards programs for referrals and use of debit cards, and enhancing existing deposit products. Growth in deposits is expected to be used primarily to fund future loan growth.

●

To fund loan growth during the fourth quarter 2014, at December 31, 2014 the Company had $35 million of borrowings from the Federal Home Loan Bank of Atlanta (“FHLB”) that matured in January 2015. These borrowings were rolled into new borrowings from the FHLB that mature later in 2015.

●	The Company’s banking subsidiary, The Palmetto Bank, met all regulatory required minimum capital ratios and continued to be categorized as “well-capitalized” at December 31, 2014.
●	In January 2015, the Company declared a quarterly cash dividend of $0.08 per common share payable on February 16, 2015 to shareholders of record on February 2, 2015.

“We are pleased to report higher quarterly earnings in the fourth quarter, and the resulting increase in the amount of our quarterly dividend to shareholders,” continued Erwin. “In 2015, we are continuing our strategy to generate growth in quality earning assets, increase deposits through growth in households, and realize the ongoing benefits from our revenue enhancement and expense reduction initiatives implemented during 2014. We expect the combination of these strategies to result in continued improvement in our earnings over the course of 2015.”

About The Palmetto Bank: Headquartered in Greenville, South Carolina, The Palmetto Bank is a 108-year old community bank and is the second largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.1 billion and serves the Upstate of South Carolina through 25 branch locations in nine counties along the economically attractive I-85 corridor, as well as 24/7/365 service through online and mobile banking, ATMs and telephone. The Bank has a unique understanding of the Upstate market and delivers local decision making with greater responsiveness. Through its Retail, Commercial and Wealth Management lines of business, the Bank specializes in providing financial solutions to consumers and small to mid-size businesses with deposit and cash management products, loans (including consumer, mortgage, credit card, automobile, Small Business Administration, commercial, and corporate), lines of credit, trust, brokerage, private banking, financial planning and insurance. The Bank provides solutions that improve the client experience by providing clients the ability to bank whenever they want, wherever they want. Additional information may be found at the Bank's website at palmettobank.com or on Facebook.

# # #

Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

(dollars in thousands, except per share data)

(unaudited)

						December 31,
	December 31,	September 30,	June 30,	March 31,	December 31,	2014 vs. 2013
	2014	2014	2014	2014	2013	% Change

Cash and cash equivalents	$36,887	$43,383	$60,104	$65,942	$38,178	(3.4)%
Investment securities available for sale, at fair value	211,511	214,582	209,617	208,772	214,383	(1.3)
Trading account assets, at fair value	5,513	5,458	5,381	5,247	5,118	7.7
Mortgage loans held for sale	1,125	268	4,874	2,474	1,722	(34.7)

Loans, gross	805,059	776,947	753,049	755,878	767,513	4.9
Less: allowance for loan losses	(12,920)	(15,366)	(15,596)	(16,243)	(16,485)	(21.6)
Loans, net	792,139	761,581	737,453	739,635	751,028	5.5

Premises and equipment, net	22,006	22,233	22,630	22,980	23,367	(5.8)
Foreclosed real estate	5,949	6,595	7,335	7,490	7,502	(20.7)
Deferred tax asset, net	17,053	18,109	18,875	20,546	22,087	(22.8)
Bank-owned life insurance	11,923	11,845	11,767	11,691	11,617	2.6
Other assets	14,705	13,121	13,629	14,630	15,227	(3.4)
Total assets	$1,118,811	$1,097,175	$1,091,665	$1,099,407	$1,090,229	2.6%

Noninterest-bearing deposits	$196,219	$212,813	$199,169	$191,474	$178,075	10.2%
Interest-bearing deposits	732,101	723,476	729,084	736,559	729,285	0.4
Total deposits	928,320	936,289	928,253	928,033	907,360	2.3

Retail repurchase agreements	15,921	24,050	17,867	17,319	18,175	(12.4)
FHLB advances	35,000	-	10,000	20,000	35,000	-
Other liabilities	6,526	5,501	5,291	7,103	5,877	11.0
Total liabilities	985,767	965,840	961,411	972,455	966,412	2.0

Shareholders' equity	133,044	131,335	130,254	126,952	123,817	7.5

Total liabilities and shareholders' equity	$1,118,811	$1,097,175	$1,091,665	$1,099,407	$1,090,229	2.6%

Quarterly Average Balances
Loans(1)	$772,621	$753,711	$755,199	$764,526	$766,454	0.8%
Investment securities	212,301	210,929	207,575	212,186	220,412	(3.7)
Trading account assets	5,474	5,410	5,314	5,178	5,067	8.0
Total assets	1,100,296	1,090,636	1,099,617	1,094,578	1,096,881	0.3
Noninterest-bearing deposits	208,073	205,257	200,933	186,852	188,603	10.3
Interest-bearing deposits	726,829	728,880	733,452	726,707	751,974	(3.3)
Retail repurchase agreements	25,330	18,177	18,383	18,269	22,638	11.9
FHLB advances and other borrowings	2,669	2,174	13,193	31,276	2,271	17.5
Shareholders' equity	132,823	131,094	128,612	125,664	123,299	7.7

Other Data and Ratios
Past due loans	0.51%	0.47%	0.38%	0.81%	0.42%	21.4%
Nonperforming loans	$12,463	$14,611	$15,269	$14,035	$15,108	(17.5)
Nonperforming assets	18,447	21,256	22,693	21,538	22,654	(18.6)
90-days past due and still accruing interest	238	243	731	-	-	n/m
ALL as % of loans held for investment	1.60%	1.98%	2.07%	2.15%	2.15%	(25.6)
Net charge-offs (recoveries) (quarterly)	$646	$(270)	$647	$242	$2,021	(68.0)
Net charge-offs to average loans (annualized)	0.33%	n/m	0.34%	0.13%	1.05%	(68.3)

Outstanding common shares	12,810,388	12,793,543	12,791,621	12,792,509	12,784,605	0.2
Book value per common share	$10.39	$10.27	$10.18	$9.92	$9.68	7.3
Closing market price per common share	16.70	14.14	14.39	14.09	12.96	28.9

Tier 1 risk-based capital (consolidated)(2)	15.00%	15.41%	15.29%	14.82%	14.24%	5.3
Total risk-based capital (consolidated)(2)	16.26	16.67	16.54	16.08	15.49	5.0
Tier 1 leverage ratio (consolidated)(2)	12.15	12.01	11.69	11.37	11.03	10.2

Full Time Equivalent Employees - including contractors	288.3	290.5	299.8	308.0	305.0	(5.5)

(1) Includes Mortgage and Other loans held for sale.

(2) December 31, 2014 ratios are estimated and may be subject to change pending the filing of the Company's FR Y-9C with the Federal Reserve; all other periods are presented as filed.

Palmetto Bancshares, Inc. and Subsidiary

Composition of Loans Held for Investment

(dollars in thousands)

(unaudited)

						December 31,
	December 31,	September 30,	June 30,	March 31,	December 31,	2014 vs. 2013
	2014	2014	2014	2014	2013	% Change

1-4 Family(1)	$204,439	$193,874	$177,179	$176,454	$178,125	14.8%
Multifamily	9,025	17,970	9,294	9,983	10,417	(13.4)
Owner-Occupied Commercial Real Estate (CRE)	154,473	151,496	149,663	149,124	143,226	7.9
Non-Owner Occupied CRE	218,464	228,037	210,788	211,673	225,251	(3.0)
Construction & Development - Land	26,901	28,352	31,560	34,196	35,315	(23.8)
Construction & Development - Other	21,162	20,393	39,865	40,177	41,243	(48.7)
Commercial and Industrial(2)	80,927	73,563	72,260	72,477	73,078	10.7
Indirect Auto(3)	66,277	42,251	40,502	40,089	38,724	71.2
Direct Consumer	10,707	10,820	11,347	11,230	11,375	(5.9)
Other	12,684	10,191	10,591	10,475	10,759	17.9
Total loans, gross	$805,059	$776,947	$753,049	$755,878	$767,513	4.9%

(1) Reflects the purchase of a $14.0 million performing jumbo hybrid adjustable-rate mortgage loan pool during the three months ended September 30, 2014.

(2) Reflects the purchase of a $5.0 million loan participation during the three months ended December 31, 2014.

(3) Reflects the purchase of a $22.1 million performing indirect auto loan pool during the three months ended December 31, 2014.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	December 31, 2014 vs. 2013 % Change
Interest income
Interest earned on cash and cash equivalents	$22	$25	$32	$14	$17	29.4%
Dividends received on FHLB stock	11	15	25	14	10	10.0
Interest earned on trading account assets	42	47	45	46	33	27.3
Interest earned on investment securities available for sale	857	944	1,015	1,004	1,033	(17.0)
Interest and fees earned on loans	8,851	8,840	8,803	8,998	9,330	(5.1)
Total interest income	9,783	9,871	9,920	10,076	10,423	(6.1)

Interest expense
Interest expense on deposits	120	124	123	127	385	(68.8)
Interest expense on retail repurchase agreements	1	-	1	-	1	-
Interest expense on FHLB advances and other borrowings	2	2	7	16	1	100.0
Total interest expense	123	126	131	143	387	(68.2)

Net interest income	9,660	9,745	9,789	9,933	10,036	(3.7)

Provision for loan losses	(1,800)	(500)	-	-	1,800	n/m

Net interest income after provision for loan losses	11,460	10,245	9,789	9,933	8,236	39.1

Noninterest income
Service charges on deposit accounts, net	1,843	1,929	1,693	1,562	1,883	(2.1)
Fees for trust and investment management and brokerage services	140	179	177	146	151	(7.3)
Mortgage-banking	257	275	516	461	498	(48.4)
Debit card and automatic teller machine, net	630	603	618	586	652	(3.4)
Bankcard services	75	76	70	67	67	11.9
Investment securities gains, net	40	-	-	85	23	73.9
Trading account income, net	57	98	175	171	134	(57.5)
Other	232	248	241	288	167	38.9
Total noninterest income	3,274	3,408	3,490	3,366	3,575	(8.4)

Noninterest expense
Salaries and other personnel	4,414	4,823	4,723	4,790	4,837	(8.7)
Occupancy and equipment	2,065	2,038	2,045	2,142	2,037	1.4
Professional services	730	705	635	813	609	19.9
FDIC deposit insurance assessment	79	351	356	356	356	(77.8)
Marketing	291	290	222	255	304	(4.3)
Foreclosed real estate writedowns and expenses	136	661	717	313	468	(70.9)
Loan workout expenses	120	135	119	131	204	(41.2)
Other	1,651	1,479	1,267	1,289	1,397	18.2
Total noninterest expense	9,486	10,482	10,084	10,089	10,212	(7.1)

Income before provision (benefit) for income taxes	5,248	3,171	3,195	3,210	1,599	228.2

Provision (benefit) for income taxes	1,930	1,189	1,168	1,182	(224)	n/m

Net income	$3,318	$1,982	$2,027	$2,028	$1,823	82.0%

Earnings per Share and Results of Operations
Basic net income per common share	$0.26	$0.15	$0.16	$0.16	$0.14	85.7%
Diluted net income per common share	0.26	0.15	0.16	0.16	0.14	85.7
Weighted average common shares, diluted	12,814,738	12,771,634	12,744,931	12,707,444	12,689,245	1.0
Efficiency ratio	73.3%	79.7%	75.9%	75.9%	75.0%	(2.2)
Return on average assets	1.20	0.72	0.74	0.75	0.66	81.4
Return on average equity	9.91	6.00	6.32	6.54	5.87	69.0

Yields and Rates
Loans (1)	4.54%	4.65%	4.68%	4.77%	4.83%	(6.0)%
Investment securities available for sale	1.61	1.79	1.96	1.89	1.87	(13.9)
Trading account assets	3.04	3.45	3.40	3.60	2.58	17.8
Transaction deposits	0.01	0.01	0.01	0.01	0.01	-
Money market deposits	0.03	0.03	0.03	0.03	0.03	-
Savings deposits	0.01	0.01	*	0.01	0.01	-
Time deposits	0.22	0.22	0.23	0.22	0.64	(65.6)
Retail repurchase agreements	0.02	*	0.02	*	0.02	-
FHLB advances and other borrowings	0.30	0.36	0.21	0.21	0.17	76.5
Net interest margin	3.70	3.77	3.81	3.94	3.86	(4.1)

(1) Includes Mortgage and Other loans held for sale.

* Rounds to less than .01% for the period.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Years Ended December 31,		2014 vs. 2013
	2014	2013	% Change
Interest income
Interest earned on cash and cash equivalents	$93	$100	(7.0)%
Dividends received on FHLB stock	65	39	66.7
Interest on trading account assets	180	38	373.7
Interest earned on investment securities available for sale	3,820	4,017	(4.9)
Interest and fees earned on loans	35,492	38,344	(7.4)
Total interest income	39,650	42,538	(6.8)

Interest expense
Interest expense on deposits	494	2,257	(78.1)
Interest expense on retail repurchase agreements	2	2	-
Interest expense on FHLB advances and other borrowings	27	1	n/m
Total interest expense	523	2,260	(76.9)

Net interest income	39,127	40,278	(2.9)

Provision for loan losses	(2,300)	3,465	(166.4)

Net interest income after provision for loan losses	41,427	36,813	12.5

Noninterest income
Service charges on deposit accounts, net	7,027	6,902	1.8
Fees for trust and investment management and brokerage services	642	2,039	(68.5)
Mortgage-banking	1,509	2,008	(24.9)
Debit card and automatic teller machine, net	2,437	2,400	1.5
Bankcard services	288	261	10.3
Investment securities gains, net	125	310	(59.7)
Trading account income, net	501	170	194.7
Other	1,009	746	35.3
Total noninterest income	13,538	14,836	(8.7)

Noninterest expense
Salaries and other personnel	18,750	20,107	(6.7)
Occupancy and equipment	8,290	7,973	4.0
Professional services	2,883	2,083	38.4
FDIC deposit insurance assessment	1,142	1,439	(20.6)
Marketing	1,058	1,051	0.7
Foreclosed real estate writedowns and expenses	1,827	3,373	(45.8)
Gain on other loans held for sale	-	(326)	(100.0)
Loan workout expenses	505	1,066	(52.6)
Other	5,686	5,567	2.1
Total noninterest expense	40,141	42,333	(5.2)

Income before provision (benefit) for income taxes	14,824	9,316	59.1

Provision (benefit) for income taxes	5,469	(18,415)	(129.7)

Net income	$9,355	$27,731	(66.3)%

Earnings per Share and Results of Operations
Basic net income per common share	$0.73	$2.17	(66.3)%
Diluted net income per common share	0.73	2.17	(66.5)
Weighted average common shares, diluted	12,761,885	12,658,752	0.8
Efficiency ratio	76.2%	76.8%	(0.8)
Return on average assets	0.85	2.53	(66.3)
Return on average equity	7.22	26.06	(72.3)

Yields and Rates
Loans (1)	4.66%	5.12%	(9.0)%
Investment securities available for sale	1.81	1.62	11.7
Trading account assets	3.37	2.64	27.7
Transaction deposits	0.01	0.01	-
Money market deposits	0.03	0.02	50.0
Savings deposits	0.01	0.01	-
Time deposits	0.22	0.85	(74.1)
Retail repurchase agreements	0.01	0.01	-
FHLB advances and other borrowings	0.22	0.17	29.4
Net interest margin	3.80	3.85	(1.3)

(1) Includes Mortgage and Other loans held for sale.